                                                                 EXHIBIT 10.56


                              MANAGEMENT AGREEMENT


     THIS AGREEMENT (the "Agreement") is made as of the 19th day of December, 1997 between BCC at Altoona, Inc., a Delaware corporation (the "MANAGEMENT FIRM") and TC Realty of Altoona, Inc., a Delaware corporation (the "OPERATOR").

                                   Witnesseth:

     WHEREAS, the Operator executed and delivered that certain First Amended and Restated Facility Lease Agreement dated as of December 19, 1997 (the "LEASE") whereby the Operator leased from MEDITRUST ACQUISITION CORPORATION II, a Delaware corporation (the "LESSOR") certain property, together with all improvements built or to be built thereon, located in Blair County, Pennsylvania, as more fully described in the Lease (the "Property"); and

     WHEREAS, Operator is or will be the sole operator of a personal care home/assisted living facility with 60 licensed beds (located in 48 units) on the Property (the "FACILITY"); and

     WHEREAS, Balanced Care Corporation, a Delaware corporation ("BCC") and the Operator have entered into that certain Shortfall Funding Agreement dated as of December 19, 1997 (the "SHORTFALL AGREEMENT"), whereby, among other matters, BCC has agreed to fund certain Shortfalls (as defined in the Shortfall Agreement) by making loans to the Operator, as more fully provided in the Shortfall Agreement; and

     WHEREAS, the Management Firm is experienced in operating such facilities and is willing to be the exclusive manager and operator of the Facility on behalf of the Operator, as an independent contractor pursuant to the terms and conditions set forth herein; and

     WHEREAS, Operator wishes to engage Management Firm as the sole and exclusive operator and manager of the Facility; and

     WHEREAS, during the term of this Agreement, the Management Firm shall be the exclusive manager and operator of the Facility on behalf of and in the name of the Operator.

     NOW, THEREFORE, in consideration of the promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. SCOPE OF WORK. Operator hereby appoints Management Firm as the exclusive operator and manager of the Facility during the term of this Agreement. The Management Firm shall have full responsibility and authority in the name and on behalf of Operator to operate and manage the Facility and take all actions necessary or desirable to operate and manage the Facility and to fulfill its duties hereunder, including without limitation to: (i) operate and maintain the Facility on behalf of the Operator as a 60 bed personal care home/assisted living facility; (ii) collect all room and board revenue, as well as other revenue, and timely pay all debts and other obligations relating to the Facility, including operating expenses, fixed expenses and taxes; (iii) ensure the Facility complies with applicable Federal, state and local laws and regulations, and with the terms and conditions of the Lease and the other Lease Documents (as defined in the Lease);
(iv) provide all necessary services to ensure that the Facility provides quality care to its residents; (v) recruit, hire and train personnel as needed for the operation of all departments and services of the Facility; (vi) maintain such bank accounts as may be necessary or desirable for the operation of the Facility (the "OPERATING ACCOUNTS"); (vii) establish salary levels, performance standards, personnel policies and employee benefits; and (viii) take all other actions necessary or desirable to operate and manage the Facility in accordance with prudent practice and industry standards.

     Notwithstanding anything to the contrary contained herein, in any Lease Document (as defined in the Lease) or in any Transaction Document (as defined in the Shortfall Agreement), the Management Firm and the Operator agree that all obligations and duties of the Operator under the Lease Documents and the Transaction Documents related to the operation of the Facility (including without limitation obligations relating to maintenance of insurance for the Facility and repairs to and maintenance of the Facility) are hereby delegated to the Management Firm.

     In performing its duties, the Management Firm (through its in-house corporate staff or independent contractors) shall perform the following with respect to the Facility, as well as any other matters reasonably related thereto commencing upon the date of this Agreement:

     (a) MANAGEMENT INFORMATION SYSTEMS (MIS)

          Support centralized Facility information system which provides systems management for the following areas:

                         --    Accounts Payable
                         --    Payroll
                         --    Financial Reporting
                         --    Marketing
                         --    General Ledger

     The Management Firm shall be responsible for billing and collection of Accounts Receivable.

     (b) LEGAL COUNSEL

          (i) Prepare or coordinate with outside legal counsel for preparation of documents for operation of the Facility, including resident agreements, supplier/vendor contracts, service contracts, equipment leases and other ancillary contracts; (ii) prepare or coordinate licensure and other regulatory



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


     applications; (iii) coordinate all litigation involving the Facility with local counsel or the insurance company; (iv) coordinate with local counsel on local law issues affecting the Facility; (v) process working capital requests and apply for, negotiate and obtain letters of credit; and (vi) provide legal counsel or coordinate with local counsel to provide counsel to the Facility's Human Resources Department.

     The parties acknowledge that all outside counsel expenses under the foregoing paragraph shall be an expense of the Operator.

     (c) ACCOUNTING/TAX

          (i) Provide an accountant to supervise all accounting activities; (ii) implement accounting policies and guidelines; (iii) provide a centralized cash management system; (iv) deposit in Operating Accounts established in the Facility's name all funds received from the operations of the Facility, satisfy obligations of the Facility from such Operating Accounts, and not commingle funds in the Operating Accounts with any other funds; (v) negotiate and administer working capital line of credit available to the Facility; (vi) supervise the Facility's internal control structure; (vii) provide payroll, income and real estate tax support as follows: prepare or supervise preparation of all tax returns, assist the Facility in the event of a tax audit, assist the Facility with technical issues relating to payroll, excise and other taxes, and monitor pending and final Federal, State and local tax law changes; (viii) perform periodic site visits to review the Facility's accounting and tax records; (ix) provide operations expertise through site visits and strategies to maximize fiscal performance; and (x) develop and implement a budget for operations, capital outlay and cash requirements. All checks or other documents for withdrawal of funds shall be signed by the appropriate officer of the Management Firm or its designee. Deposits may be made by the appropriate officer of the Management Firm or its designee.

     (d) HUMAN RESOURCES

          (i) Implement all personnel policies and guidelines; (ii) recruit management personnel of the Facility, including the community director of the Facility, which recruitment and the salaries related thereto shall be an expense of the Operator; (iii) provide on-going training for the Facility's Human Resources Director; (iv) negotiate and administer all employee benefit plans including health insurance, dental insurance, life insurance, long-term disability insurance, and retirement/401K; (v) negotiate and administer general and professional liability, workers' compensation, property, and vehicular insurance plans; (vi) monitor the Facility's



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


     compliance with Federal, State and local employment laws; (vii) respond to all government compliance agencies and legal proceedings as necessary;
     (viii) implement and monitor safety/loss control programs; (ix) develop and implement career planning and manpower development strategies; (x) recruit, employ and train personnel as needed for the operation of all departments and services of the Facility; and (xi) establish salary levels, performance standards, personnel policies and employee benefits for all employees within applicable budgetary and regulatory limits. All persons engaged to work at the Facility shall be the employees of the Management Firm, but each such employee's salary and benefits shall be considered an operating expense of the Facility.

     (e) PROGRAM DEVELOPMENT

          (i) Provide ongoing program development and management consultation;
     (ii) supply select program manuals for local modification and implementation; and (iii) provide program development/management training.

     (f) QUALITY MANAGEMENT

          (i) Provide model quality management systems and implement such including risk management, resident/family satisfaction, licensing and accreditation, and program evaluation; and (ii) provide ongoing monitoring of the Facility resident outcomes, compare with regional and national norms, and make program modifications.

     (g) MARKETING/COMMUNICATION

          (i) Hire, direct and supervise marketing department staff; (ii) train staff (program managers, rehabilitation liaisons, marketing representatives, etc.) in marketing skills; (iii) organize strong sales efforts within the target area, develop program mix strategies, and develop marketing plans for the Facility; (iv) establish an intake/admission system and continuously review the admission process; (v) develop image building advertising strategies for the Facility; and (vi) develop and produce Facility selected promotional literature.

     (h) CONTRACTING

          Negotiate and execute contracts and agreements related to the Facility with third parties and parties affiliated with the Management Firm; provided that all contracts and agreements with parties affiliated with the Management Firm shall be on terms no less


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     favorable than terms for comparable contracts and agreements with unaffiliated parties.

     (i) MISCELLANEOUS

          (1) Obtain and maintain all licenses and certifications required for operation of the Facility and use reasonable efforts to procure eligibility for participation in other applicable referral or payor programs.

          (2) Purchase supplies, using procurement practices in accordance with industry standards, and lease equipment under national and regional agreements or purchase contracts of the Management Firm or its affiliated companies and provide to the Operator all benefits resulting therefrom to the extent permitted by their terms and by law. All such supplies so purchased shall become property of the Operator. Once leases are completed, equipment shall become property of the Operator.

          (3) Review and analyze the performance of ancillary services under contract and negotiate contractual arrangements therefor.

          (4) Maintain books and records for the Facility at the Management Firm's home office for the purpose of providing services under this Agreement. The Management Firm shall make available to the Operator and the Lessor, and their respective agents, accountants, and attorneys during normal business hours all books and records pertaining to the Facility, and the Management Firm shall promptly respond to any questions of the Operator with respect to such books and records and shall confer with the Operator at all reasonable times, upon request, concerning the operation of the Facility.

          (5) Order, supervise and conduct a program of regular maintenance and repair of the Facility at the Operator's cost and expense.

          (6) Supervise and provide for the operation of food service facilities for the Facility.

          (7) Make periodic evaluations of the performance of all departments of the Facility and investigate and report, upon request, any inconsistency between expenditures and budget.

          (8) Implement all policies and procedures reasonably necessary for the operation of the Facility consistent with applicable regulations.

          (9) Foster a working relationship between Management Firm and any authorized volunteer or auxiliary groups interested in providing support to the Facility and residents of the Facility.

     The Management Firm shall conduct its affairs so that the Operator will have no liability for the payment of wages, payroll taxes, fringe benefits, and other expenses of employment for the Management Firm's employees or independent contractors.

2. ADDITIONAL SERVICES. It is the intention of the parties that the Management Firm be responsible for providing all service necessary or desirable for the efficient and orderly management and operations of the Facility; provided, the cost and expense of operating the Facility is to be paid by Operator. The Management Firm shall actively utilize staff specialists in its employ or that of its affiliates in such areas as accounting, budgeting, marketing, reimbursement, dietary, housekeeping, clinical, pharmaceutical, purchasing and third party payments in the management of the Facility when considered desirable by the Management Firm. The expense of such personnel shall be the responsibility of Operator.

3. FINANCIAL STATEMENT. The Management Firm shall prepare and deliver to the Operator an unaudited balance sheet within forty-five (45) days after the close of each fiscal quarter of the Operator. The Management Firm shall also cause an unaudited annual statement to be made of the financial records of the Facility and a copy of such report shall be provided to the Operator as soon as it is available after the end of the fiscal year. The cost of the reports shall be an expense of the Facility and shall be paid for by the Operator. The fiscal year for the Facility shall coincide with the Operator's fiscal year. All financial statements are to be prepared in accordance with GAAP. Without limiting any other provision hereunder, the Management Firm shall prepare and deliver all financial statements and reports relating to the Operator or the Facility required by Lessor pursuant to the Lease.

4. PROPERTY INTERESTS/CONFIDENTIALITY. (a) The technical systems, methods, policies, procedures and controls, copyrights, tradenames, trademarks, servicemarks, "know-how" and all other intellectual property rights related thereto employed by the Management Firm (the "INTANGIBLE RIGHTS") are to remain the property of the Management Firm and are not, at any time, to be utilized, distributed, copied or otherwise employed or acquired by the Operator except as authorized in writing by the Management Firm or except as may be required by law.

             (b) Operator understands and acknowledges that Management Firm has devoted substantial time, energy and expense to developing a process and procedure to manage and operate facilities such as the Facility, and that such processes, procedures, Intangible Rights and the information and materials compiled or prepared in connection therewith, including without limitation marketing plans, business plans, pricing information , information on competition, demographics, suppliers and providers of services and financing arrangements (collectively



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



"CONFIDENTIAL INFORMATION") are proprietary to Management Firm and the confidential information of the Management Firm. Operator shall not disclose to any party any Confidential Information, without the prior written consent of Management Firm, except as may be required by law or except as may be required by the Lessor.

     (c) The provisions of this Section shall survive the expiration or sooner termination of this Agreement.

5. TERM OF AGREEMENT. The term of this Agreement shall commence upon the date hereof, and continue for a period of two (2) years thereafter. This Agreement shall be automatically renewed for additional one (1) year terms unless either party gives the other party notice of its intent not to renew, which notice must be given at least ninety (90) days prior to the expiration of the then current term.

6. TERMINATION. (a) The Operator may terminate this Agreement upon written notice if the Management Firm defaults in the performance of any material covenant, agreement, term or provision of this Agreement to be performed by it and such default continues for a period of forty-five (45) days after written notice to the Management Firm from the Operator stating the specific default or, if such default is not subject to cure within forty-five (45) days, such longer period as may be required to effect a cure, provided Management Firm initiates curative action within forty-five (45) days and thereafter is diligently and in good faith pursuing such cure.

     (b) The Management Firm may, after the expiration or sooner termination of the Lease, terminate this Agreement upon written notice in the event any one or more of the following events shall occur:

          (1) If the Operator shall fail to timely pay to the Management Firm any Management Fee required to be paid in accordance with Paragraph 9 hereof and such failure continues for ten (10) days after written notice to the Operator; or

          (2) If the Operator defaults in the performance of any other material covenant, agreement, term or provision of this Agreement to be performed by the Operator and such default continues for a period of forty-five (45) days after written notice to the Operator from the Management Firm stating the specific default or, if such default is not subject to cure within forty-five (45) days, such longer period as may be required to effect a cure, provided the defaulting party initiates curative action within forty-five (45) days and thereafter is diligently and in good faith pursuing such cure; or

          (3) If the Facility or a material portion thereof is damaged or destroyed by fire or other casualty and the Operator fails to




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               commence to repair, restore, rebuild or replace any such damage or destruction within ninety (90) days of the occurrence of such damage or destruction, and thereafter to complete such work within a reasonable period of time.

     In the event of termination of this Agreement by either party pursuant to
Section 6(a) or 6(b) above, the Management Firm shall have the right to enter the Facility and remove all of its personal property and Intangible Rights material.

     (c) The Management Firm and Operator acknowledge and agree that this Agreement shall automatically terminate upon the expiration or sooner termination of the Lease, unless the Operator has acquired fee title to the Facility.

7. LIABILITY AND INDEMNIFICATION/FORCE MAJUERE. (a)By the Management Firm. The Management Firm shall indemnify, defend, save and hold harmless the Operator, its shareholders, officers, directors, employees, or agents from and against all demands, claims, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, attorney's fees, interest, penalties and all amounts paid in investigation, defense or settlement of any of the foregoing) asserted against or incurred by the Operator, its shareholders, officers, directors, employees, or agents, in connection with, or arising out of, or resulting from a breach of any covenant, agreement, representation or warranty of the Management Firm. The provisions of this Section shall survive the expiration or sooner termination of this Agreement.

     (b) By the Operator. The Operator shall indemnify, defend, save and hold harmless the Management Firm, its shareholders, officers, directors, employees, or agents from and against all demands, claims, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, attorney's fees, interest, penalties and all amounts paid in investigation, defense or settlement of any of the foregoing) asserted against or incurred by the Management Firm, its officers, directors, employees, or agents, in connection with, or arising out of, or resulting from a breach of any covenant, agreement, representation or warranty of the Operator; provided, however, the Operator shall not be required to provide indemnification hereunder in the event that the claim for which the indemnification has arisen results from a breach of a duty or obligation of the Operator under the Lease Documents or the Transaction Documents that has been delegated to the Management Firm hereunder. The provisions of this Section shall survive the expiration or sooner termination of this Agreement.

     (c) Joinder of BCC . BCC joins in the execution of this Agreement solely and exclusively for the purpose of guarantying the obligations of the Management Firm with respect to the indemnification provisions of Subsection (a) above, which indemnification obligations shall be the joint and several obligations of BCC and the Management Firm.

     (d) No Bar to Claims. Nothing contained herein shall preclude either party from asserting any claims or suits against the other party which may arise out of the terms and provisions of this Agreement.

     (e) Force Majuere. The Management Firm shall not be deemed to be in violation of this Agreement, and its performance shall be excused, if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including without limitation, shortages in labor or supplies, war, acts of God, failure of the Operator to advance funds (unless such failure results from any failure by BCC to advance funds pursuant to the Working Capital Loan Documents, as defined in the Lease, following the full advance of the Working Capital Reserve), or changes in any statute or regulation of Federal, State or local government, or any agency thereof.

8. RELATIONSHIP BETWEEN PARTIES. The relationship of the Management Firm to the Operator shall be that of independent contractor.

9. MANAGEMENT FEE. The Management Firm for the services rendered hereunder shall be entitled to six percent (6%) of Gross Revenues (as defined in the Lease) of the Facility as its sole compensation for management of the Facility (the "Management Fee"). Payment of the Management Fee or any other amounts due to the Management Firm from the Operator or the Facility shall be subordinated to payment and other charges due to the Lessor under the Lease and the other Lease Documents (as defined in the Lease). The Management Fee shall be paid monthly, and shall be based on the financial operations of the Facility as of the end of each calendar monthly. To the extent that the year-end audited financial statements for the Facility disclose that the Management Fee actually received during the year than ended was greater or less than what should have been received, Operator shall (in case of underpayment) pay upon demand the shortfall and (in the case of overpayment) shall be credited against the Management Fee due in the next succeeding quarter such overpayment. In addition to the Management Fee, the Management Firm shall be paid on a monthly basis beginning on that date which is six months prior to substantial completion of the Facility the sum of $3,000 per month. Notwithstanding the foregoing, the employee benefits and salary of the community director and director of marketing for the Facility shall be paid by the Operator, but shall at all times remain the employee of the Management Firm.

10. FUNDING OF COSTS AND EXPENSES BY THE OPERATOR. The Operator shall at all times provide sufficient working capital for operation of the Facility and shall deposit such capital from time to time into the Operating Accounts of the Facility in advance of the time required to be disbursed by the Management Firm. Notwithstanding anything to the contrary in this Agreement, the Transaction Documents or any other documents or agreements entered into between or among the Operator, the Management Firm, or any of them or their respective affiliates, in no event shall the directors or officers of the Operator or shareholders, directors or officers of TC Realty Holding Company, Inc., the parent corporation of the Operator, ever be personally liable to the Management Firm or any third party for the payment and/or performance of any obligation or liability under this Agreement or the Transaction Documents; provided, however, nothing contained herein or in any other Transaction Document shall hinder or prevent BCC from


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exercising BCC's rights and remedies under the Option Agreement.

11. NO APPROVAL BY THE OPERATOR. The Management Firm shall operate the Facility and the Operator act as a passive investor with respect thereto. The Management Firm shall, not less frequently than annually, adopt a plan of operation for the Facility which shall set forth proposed staffing, budgets, program and related matters; such matters shall not, however, be subject to approval of the Operator or its designee, but shall be subject to the approval of the Lessor as provided in the Lease. The Operator shall not participate in the day-to-day operation of the Facility.

12. OTHER FACILITIES. Operator understands and acknowledges that Management Firm is in the business of operating facilities such as the Facility, and that Management Firm intends to continue to manage and operate such other facilities, provided that such other facilities are not located within a 10 mile radius of the Facility. Nothing contained herein shall be deemed to be construed as a restriction on the Management Firm's right to so operate and manage such other existing facilities or facilities that may be opened in the future. The Management Firm acknowledges that it is included within the definition of Leasing Group set forth under the Lease, and agrees to be bound by the provisions of Section 11.5.4 of the Lease. The provisions of this Section 12 shall survive the expiration or sooner termination of the Lease and/or this Agreement and may be enforced by the Lessor or any Purchaser (as defined in the Lease) as a third party beneficiary.

13. NOTICES. All notices required or permitted hereunder shall be given in writing by actual delivery or by Registered or Certified U.S. Mail, postage prepaid. Notice shall be deemed given upon delivery, or if given by mail, upon depositing with the U.S. Postal Service. Notice shall be delivered or mailed to the parties at the following addresses or at such other places as a party shall designate in writing.

     Management Firm:

                              BCC AT ALTOONA, INC.
                          5021 Louise Drive, Suite 200
                        Mechanicsburg, Pennsylvania 17055
                           Attention: Legal Department


     The Operator:

                           TC REALTY OF ALTOONA, INC.
                         3801 PGA Boulevard, Suite 1000
                          Palm Beach Gardens, FL 33410
                           Attention: Bruce A. Rendina


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


       BCC:

                            BALANCED CARE CORPORATION
                          5021 Louise Drive, Suite 200
                       Mechanicsburg, Pennsylvania 17055
                          Attention: Legal Department

14. ARBITRATION. Any controversy or dispute between the Management Firm and the Operator with respect to the application or interpretation of the terms of this Agreement, except failure of the Operator to pay compensation to the Management Firm as required herein, will be submitted to mediation under the National Health Lawyer's Association ("NHLA") Alternative Dispute Resolution Service Rules of Procedure for Mediation. If any dispute is not resolved by mediation no later than thirty (30) days after its submission to mediation, the dispute shall be submitted to arbitration in accordance with the NHLA Alternative Dispute Resolution Service Rules for Arbitration. The same person may serve as both mediator and arbitrator. Any such arbitration shall be final and binding upon the parties to the fullest extent permitted by law. The cost of mediation and/or arbitration shall be shared equally by the Operator and the Management Firm; however, each party shall bear the expense of its own attorneys, representatives and witnesses, and the cost of any transcripts or related matters.

15. ENTIRE AGREEMENT. This writing contains the entire agreement between the parties and shall be binding upon and inure to the benefit of their successors and assigns. Any modifications or changes in this Agreement shall be effective only if in writing and signed by the parties hereto.

16. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

17. CONSTRUCTION. This Agreement shall be constructed in accordance with the laws of the Commonwealth of Pennsylvania, exclusive of its conflicts of laws.

18. COMPLIANCE WITH FEDERAL RECORDS REQUIREMENTS. To the extent required under applicable law, the Management Firm shall, (and if Management Firm carries out any of the duties under this Agreement through a subcontract with a related organization and such subcontract has a value or cost of $10,000 or more during any 12-month period, such subcontract shall contain a clause to the effect that the subcontractor shall), until the expiration of four (4) years after the furnishing of services hereunder, make available upon written request by the Secretary of Health and Human Service or the Comptroller General of the United States or any of their duly authorized representatives, this Agreement and the books, documents and records of the Management Firm (or such subcontractor) that are necessary to verify the nature and extent of the costs furnished under this Agreement.

19. SUCCESSORS AND ASSIGNS. Except with respect to the collateral assignment of its interest in this Agreement to the Lessor, Operator may not assign this Agreement, expressly, by operation of law, or otherwise, without the prior written consent of the Management Firm, which consent may be withheld in the sole discretion of the Management Firm. Management Firm may not assign this




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


Agreement, expressly, by operation of law, or otherwise, without the prior written consent of the Operator; provided, however, subject to the prior consent of the Lessor (which consent shall not be unreasonably withheld, conditioned or delayed) Management Firm may assign its rights and obligations hereunder without consent to any company controlled by or under common control with the Management Firm.

20. LEASE DOCUMENTS/NOTICES FROM LESSOR. The Management Firm acknowledges that it has received true, complete and correct copies of all Lease Documents, and that the Management Firm shall operate the Facility in accordance with the terms of the Lease Documents so provided. In the event of any inconsistency between the terms of the Lease Documents and the terms of this Agreement, the terms of the Lease Documents shall control. Operator shall immediately provide to Management Firm all notices received from the Lessor.



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



     IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have affixed their names by their proper officers or duly authorized representatives as of the day and year first above written.


WITNESS/ATTEST:                     THE MANAGEMENT FIRM:

                                    BCC AT ALTOONA, INC.

                                    By: /s/ Signature Illegible
-----------------------------          ---------------------------------------
                                    Title:
                                          ------------------------------------


WITNESS/ATTEST:                     THE OPERATOR:

                                    TC REALTY OF ALTOONA, INC.

                                    By: /s/ Signature Illegible
-----------------------------          ---------------------------------------
                                    Title:
                                          ------------------------------------


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
Schedule to Exhibit 10.56 filed pursuant to Instruction 2 to Item 601(a) of Regulation S-K



                              Management Agreement

Project               Parties                      Property Location            Date
-------               -------                      -----------------            ----
Blytheville, AR       BCC at Blytheville,          Mississippi County           12/19/97
                      Inc.(Management Firm) AR
                      TC Realty of Blytheville
                      Inc. (Operator)

Maumelle, AR          BCC at Maumelle,             Pulaski County               12/19/97
                      Inc. (Management Firm)       AR
                      TC Realty of Maumelle
                      Inc. (Operator)

Mountain Home,        BCC at Mountain Home,        Baxter County                12/19/97
AR                    Inc. (Management Firm)       AR
                      TC Realty of Mountain
                      Home , Inc. (Operator)

Pocahontas, AR        BCC at Pocahontas, Inc.      Randolph County              12/19/97
                      (Management Firm)            AR
                      TC Realty of Pocahontas,
                      Inc. (Operator)

Sherwood, AR          BCC at Sherwood, Inc.        Pulaski County               12/19/97
                      (Management Firm)            AR
                      TC Realty of Sherwood,
                      Inc. (Operator)


Reading, PA           BCC at Reading, Inc.         Berks County                 12/19/97
                      (Management Firm)            PA
                      TC Realty of Reading,
                      Inc. (Operator)

Lewisburg, PA         BCC at Lewisburg, Inc.       Union County                 12/19/97
                      (Management Firm)            PA
                      TC Realty of Lewisburg,
                      Inc. (Operator)


Martinsburg, WV       BCC at Martinsburg, Inc.     Berkeley County              12/31/97
                      (Management Firm)            WV
                      Black Box of Martinsburg,
                      Inc. (Operator)

Dillsburg, PA         BCC at Dillsburg, Inc.       York County                  12/31/97
                      (Management Firm)            PA
                      Black Box of Dillsburg,
                      Inc. (Operator)

Peckville, PA         BCC at Peckville, Inc.       Lackawanna County            12/31/97
                      (Management Firm)            PA
                      Black Box of Peckville,
                      Inc. (Operator)

Berwick, PA           BCC at Berwick, Inc.         Columbia County              1/7/98
                      (Management Firm)            PA
                      TC Realty of Berwick,
                      Inc. (Operator)

Chippewa, PA          BCC at Chippewa, Inc.        Beaver County,               1/7/98
                      (Management Firm)            PA
                      TC Realty of Chippewa,
                      Inc. (Operator)

Lewistown, PA         BCC at Lewistown,            Mifflin County,              1/7/98
                      Inc. (Management Firm)       PA
                      TC Realty of Lewistown,
                      Inc. (Operator)